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Kona Grill, Inc. Debuts in Oak Brook, Illinois

Second Restaurant To Open In Suburban Chicago This Year

Scottsdale, AZ. October 25, 2006 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, has opened its second restaurant in the suburban Chicago market this year in Oak Brook, IL. The Company previously opened a restaurant in Lincolnshire, IL in June 2006.

The Kona Grill restaurant is located in the Oak Brook Promenade, which upon completion will include 185,000 square feet of specialty retail and restaurants in a beautiful village setting. Located at the corner of Butterfield and Meyers Roads, the Oak Brook Promenade is strategically situated in the midst of one of the strongest retail corridors in the greater Chicago area.

“With the addition of our Oak Brook restaurant, we are continuing to build brand presence for Kona Grill in Chicago’s affluent suburbs. The Village of Oak Brook is a premier community with population and income demographics that strongly complement our customer profile. Our new location is in the heart of multiple, prestigious residential areas and a vibrant commercial district that is home to many national and international corporate headquarters,” said Marcus E. Jundt, Chairman of the Board, Chief Executive Officer and President of Kona Grill.

Kona Grill is open daily for lunch and dinner. Sunday through Thursday, the restaurant is open from 11 a.m. to 11 p.m., and until midnight on Friday and Saturday. Additionally, the restaurant lounge offers patrons two happy hours: Weekday Happy Hour is offered Monday through Friday from 3 p.m. until 7 p.m.; a Reverse Happy Hour is also offered Monday through Saturday from 9 p.m. until 11 p.m. Both Happy Hours feature a selection of half-priced appetizers, pizzas and sushi rolls, plus a selection of drink specials.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Denver, CO; Lincolnshire, IL; Oak Brook, IL; Carmel, IN; Kansas City, MO; Omaha, NE; Las Vegas, NV; Dallas, TX; Houston, TX; San Antonio, TX and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.